Exhibit 99.1
Press Release Dated December 15, 2008

NEWS RELEASE
December 15, 2008

Farmers Capital Bank Corporation to Participate in U.S. Treasury’s Capital Purchase Program

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) announced that it has received preliminary approval for $30 million of equity capital that will be effected by issuing 30 thousand shares of fixed-rate cumulative perpetual preferred stock to the U.S. Department of Treasury (“Treasury”) under Treasury’s recently announced Capital Purchase Program (“Program”). As required by the Program, the Company will also issue warrants to the Treasury to purchase common shares equal to 15% of the value of the preferred stock, with the number of warrants and exercise price determined based on the 20-day average closing price of the common shares ending on the day prior to preliminary approval. The warrants would allow Treasury to purchase 223,992 shares of Company common stock at an exercise price of $20.09 per share. Both the preferred shares and warrants will be accounted for as additions to the Company’s regulatory capital. The Company expects to receive the funds from Treasury during the first quarter of 2009.

The Program calls for the Company to pay a 5% cumulative dividend during the first five years the preferred shares are outstanding, resetting to 9% thereafter if not redeemed, and includes certain restrictions on dividend payments of lower ranking equity. The Company cannot redeem the preferred shares during the first three years after issuance except with the proceeds from a qualified equity offering as defined in the Treasury’s term sheet.  The term sheet and additional information about the Program are available on the Treasury’s website at http://www.ustreas.gov.

Prior to Treasury’s preliminary approval into the Program, the Company’s capital ratios were already considerably higher than the amounts considered by its regulators to be categorized as “well capitalized”. The additional capital will boost the Company’s already-existing strong Tier 1 capital ratio 200 basis points to 13.1% from 11.1%. “We are pleased to have the opportunity to participate in the Treasury Departments capital program”, states Tony Busseni, the Company’s President and CEO. “This investment in Farmers Capital further enhances our already strong balance sheet and improves all capital ratios. We have elected to participate in this Program because it will better position the Company to deal with the challenges and uncertainties of this harsh economic environment and provide more flexibility in the consideration of strategic growth opportunities.”

The Company’s capital ratios are summarized in the following table, showing the actual amounts at September 30, 2008 and their corresponding proforma amounts reflecting the additional capital, along with amounts that represent the regulatory minimum and well capitalized status.

	September 30, 2008	Proforma	Regulatory Minimum	Well Capitalized
Tier 1 risk based	11.1%	13.1%	4.0%	6.0%
Total risk based	12.2%	14.2%	8.0%	10.0%
Leverage	7.5%	8.9%	4.0%	5.0%
Tangible equity to tangible assets	4.8%	6.2%	N/A	N/A

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 37 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by us with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.